Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A of Fidelity Union Street Trust  II: Fidelity Arizona Municipal Money Market Fund and Fidelity Municipal Money Market Fund of our reports dated October 12, 2018 relating to the financial statements and financial highlights included in the August 31, 2018 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts October 24, 2018